Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 and related Prospectus of Shenandoah Telecommunications Company of our reports dated February 26, 2026, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Shenandoah Telecommunications Company, appearing in the Annual Report on Form 10-K of Shenandoah Telecommunications Company for the year ended December 31, 2025.

We also consent to the reference to our firm under the heading "Experts" in such Prospectus.

/s/ RSM US LLP

Boston, Massachusetts

February 26, 2026